                                                                    Exhibit 99.1

[GENAERA LOGO]

                                                           FOR IMMEDIATE RELEASE
Contact:
--------

Genaera Corporation            The Trout Group/BMC Communications
Jennifer Bilotti               Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020                 Brad Miles ext. 17 (media inquiries)
www.genaera.com                (212) 477-9007
---------------

       Genaera Corporation Files Universal Shelf Registration Statement

Plymouth Meeting, PA -- November 21, 2001 -- Genaera Corporation (NASDAQ: GENR) today announced that it has filed a universal shelf registration statement with the Securities and Exchange Commission for the sale, from time to time, of up to an aggregate of $50 million of the Company's common stock, preferred stock or warrants to purchase common stock or preferred stock. The Company intends to use the net proceeds from the sale of any such securities to fund the ongoing development of the Company's four therapeutic programs.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The securities may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in the prospectus contained in the registration statement, and in one or more supplements to such prospectus, and may only be offered pursuant thereto. If the registration statement becomes effective, these shares will be available for sale by the Company only when it believes that market conditions are favorable and financing opportunities arise. This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of any such state. The terms of any sale would be announced in a filing with the Securities and Exchange Commission at the time the shares are offered or sold.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis, obesity, infectious diseases and respiratory diseases.

This announcement contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the intended use of the net proceeds, if any, the future effectiveness of the registration statement, and Genaera's determination regarding the sale of the securities. You may identify some of these forward looking-statements by the use of words in the statements such as "anticipate," "develop," "continuing," and "progress," or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of factors, including, but not limited to, results of ongoing preclinical and clinical studies in our therapeutic programs, general financial, economic, regulatory and political conditions affecting the biotechnology industry and the financial markets, and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the Securities and Exchange Commission. Genaera does not intend to publicly update, revise or correct these forward-looking statements, except as required by law. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.